Exhibit 3.1

SEMPRA ENERGY

BYLAWS

(As Amended Through December 15, 2015)

ARTICLE I
CORPORATE MANAGEMENT

The business and affairs of Sempra Energy (the “Corporation”) shall be managed, and all corporate powers shall be exercised by or under the direction of the board of directors of the Corporation (the “Board”), subject to the Articles of Incorporation and the General Corporation Law of the State of California (the “General Corporation Law”).

ARTICLE II
OFFICERS

1.         Designation.  The officers of the Corporation (i) shall consist of a Chief Executive Officer, President, Chief Financial Officer and Secretary and (ii) may consist of a Chairman of the Board (the “Chairman”), a Chief Operating Officer, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Controller, one or more Assistant Controllers, and such other officers with such titles and duties as the Board may from time to time elect.  In addition to any such appointments that may be made by the Board, the Chairman, if an executive officer, shall also have the authority to appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and other assistant officer positions as the Chairman, if an executive officer, determines to be advisable.  Any two or more offices may be held by the same person.

2.         Term.  The officers of the Corporation shall be elected by the Board and serve at the pleasure of the Board and shall hold office until their resignation, removal or other disqualification from service, or until their successors are duly elected.  Any officer may be removed from office at any time, with or without cause, by the vote of a majority of the authorized number of Directors.  The Board may fill vacancies or elect new officers at any time.  In the case of Assistant Secretaries, Assistant Treasurers, Assistant Controllers and other assistant officer positions, the Chairman, if an executive officer, may also remove any officers from such offices at any time, with or without cause.

3.         Chairman.  The Chairman shall be a Director and shall preside at meetings of the Board and meetings of the Shareholders, unless otherwise unavailable.  The Chairman, if an executive officer, in addition to the assistant officer appointment powers set forth above, shall have such duties and responsibilities as are customarily assigned to such position.  Notwithstanding anything to the contrary contained herein, the Chairman need not be an officer of the Corporation.

4.         Chief Executive Officer.  The Chief Executive Officer of the Corporation shall be the general manager and chief executive officer of the Corporation, subject to the control of the Board, and as such shall direct the overall business, affairs and operations of the Corporation, shall have general supervision of the officers of the Corporation and shall have all such other authority as is incident to such office.

5.         President.  The duties of the President of the Corporation shall include, but not be limited to, assisting the Chief Executive Officer (to the extent the President is not also the Chief Executive Officer) in directing the overall business, affairs and operations of the Corporation.

6.         Chief Operating Officer.  The duties of the Chief Operating Officer of the Corporation shall include, but not be limited to, directing the day-today business, affairs and operations of the Corporation, under the supervision of the Chief Executive Officer and (to the extent the Chief Executive Officer is not also the President) the President.

7.         Vice Presidents.  The Vice Presidents, one of whom shall be the chief financial officer, shall have such duties as the Chief Executive Officer or the Board shall designate and shall have all such other authority as is incident to such office.

8.         Chief Financial Officer.  The Chief Financial Officer shall be responsible for the overall management of the financial affairs of the Corporation, and shall have all such other authority as is incident to such office.

9.         Secretary and Assistant Secretary.  The Secretary shall attend all meetings of the Shareholders and the Board, keep a true and accurate record of the proceedings of all such meetings and attest the same by his or her signature, have charge of all books, documents and papers which appertain to the office, have custody of the corporate seal and affix it to all papers and documents requiring sealing, give all notices of meetings, and have and perform all other duties usually appertaining to the office and all duties designated by the Bylaws, the Chief Executive Officer or the Board.  In the absence of the Secretary, any Assistant Secretary may perform the duties and shall have the powers of the Secretary.

10.       Treasurer and Assistant Treasurer.  The Treasurer shall perform all duties usually appertaining to the office and all duties designated by the Chief Executive Officer or the Board.  In the absence of the Treasurer, any Assistant Treasurer may perform the duties and shall have all the powers of the Treasurer.

11.       Controller and Assistant Controller.  The Controller shall be responsible for establishing financial control policies for the Corporation and shall perform all duties usually appertaining to the office and all duties designated by the Chief Executive Officer or the Board.  In the absence of the Controller, any Assistant Controller may perform the duties and shall have all the powers of the Controller.

ARTICLE III
DIRECTORS

1.         Number.  The Board shall consist of not less than nine nor more than seventeen Directors.  The exact authorized number of Directors shall be fixed from time to time, within the limits specified, by approval of the Board or the Shareholders.

2.         Election.  In any election of Directors of the Corporation that is not an uncontested election, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of Directors to be elected by those shares, shall be elected and votes against the Director and votes withheld shall have no legal effect.

In any uncontested election of Directors of the Corporation, approval of the Shareholders (as defined in Section 153 of the General Corporation Law) shall be required to elect a Director.  If an incumbent Director fails to be elected by approval of the Shareholders in an uncontested election then, unless the incumbent Director has earlier resigned, the term of the incumbent Director shall end on the earlier of (a) the date that is 90 days after the date on which the voting results of the election are determined pursuant to Section 707 of the General Corporation Law or (b) the date on which the Board selects a person to fill the office held by that Director in accordance with Article III, Section 3 of these Bylaws and Section 305 of the General Corporation Law.

An “uncontested election” means an election of Directors of the Corporation in which the number of candidates for election does not exceed the number of Directors to be elected by the Shareholders at that election, determined (a) in the case of an Annual Meeting of Shareholders, at the expiration of the time fixed under Section 1(b) of Article V of these Bylaws requiring advance notification of Director candidates and (b) in the case of a Special Meeting of Shareholders, at the expiration of the time fixed under Section 2 of Article V of these Bylaws requiring advance notification of Director candidates.

3.         Vacancies.  Vacancies in the Board may be filled as set forth in the Articles of Incorporation.

4.         Compensation.  Members of the Board shall receive such compensation and reimbursement of expenses as the Board may from time to time determine.

5.         Regular Meetings.  Regular meetings of the Board shall be held on such dates and at such times and places as may be designated by resolution of the Board.  Notice of regular meetings of the Board need not otherwise be given to Directors.

6.         Special Meetings.  Special Meetings of the Board may be called at any time by the Chairman, the Lead Director, the Chief Executive Officer, the President or a majority of the Directors then in office.  Notice shall be given to each Director of the date, time and place of each Special Meeting of the Board.  If given by mail, such notice shall be mailed to each Director at least four days before the date of such meeting.  If given personally or by telephone (including a voice messaging system or other system or technology designed to record and communicate messages), telegraph, facsimile, electronic mail or other electronic means, such notice shall be given to each Director at least 24 hours before the time of such meeting.  Notice of a meeting need not be given to any Director who signs a waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director.

7.         Quorum.  A majority of the number of Directors then in office shall be necessary to constitute a quorum for the transaction of business; provided, that in no event shall the number of Directors constituting a quorum be less than the greater of (a) one third of the authorized number of Directors or (b) two Directors.  Except as otherwise provided by applicable law, the Articles of Incorporation or these Bylaws, every act or decision of a majority of the Directors present at a meeting at which a quorum is present shall be valid as the act of the Board, provided that a meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for such meeting.  A majority of Directors present at any meeting, in the absence of a quorum, may adjourn the meeting to another time and place.

8.         Action Upon Consent.  Any action required or permitted to be taken by the Board may be taken without a meeting, if all members of the Board shall individually or collectively consent in writing to such action.

9.         Tele-conference, Video Participation.  Members of the Board may participate in a meeting through use of conference telephone or electronic video screen communication, so long as all members participating in the meeting can hear one another.  Such participation constitutes presence in person at the meeting.

10.       Directors Emeritus.  The Board may from time to time elect one or more Directors Emeritus.  Each Director Emeritus shall have the privilege of attending meetings of the Board, upon invitation of the Chairman, the Chief Executive Officer or the President.  No Director Emeritus shall be entitled to vote on any business coming before the Board or be counted as a member of the Board for any purpose whatsoever.

11.       Lead Director.  The Independent Directors may from time to time appoint a Lead Director who shall not be an officer of the Corporation and who will have such duties as determined by the Board, as provided in these Bylaws, and as provided in the Corporation’s Corporate Governance Guidelines (as adopted by the Board and as amended from time to time).

ARTICLE IV
COMMITTEES

1.         Committees.  The Board may appoint one or more committees, each consisting of two or more Directors, to serve at the pleasure of the Board.  The Board may delegate to such committees any or all of the authority of the Board except with respect to:

a)                  The approval of any action which also requires the approval of the Shareholders or approval of the outstanding shares;

b)                  The filling of vacancies on the Board or on any committee;

c)                  The fixing of compensation of the Directors for serving on the Board or on any committee;

d)                 The amendment or repeal of bylaws or the adoption of new bylaws;

e)                  The amendment or repeal of any resolution of the Board which by its express terms is not so amendable or repealable;

f)                   A distribution to the Shareholders, except at a rate, in a periodic amount or within a price range set forth in the Articles of Incorporation or determined by the Board; and

g)                  The appointment of other committees of the Board or the members thereof.

Any such committee, or any member thereof, must be appointed by resolution adopted by a majority of the authorized number of Directors.

2.         Notice of Meetings.  Unless the Board shall establish different requirements for the giving of notice of committee meetings, notice of each meeting of any committee of the Board shall be given to each member of such committee, and the giving of such notice shall be subject to the same requirements as the giving of notice of Special Meetings of the Board, except that notice of regular meetings of any committee for which the date, time and place has been previously designated by resolution of the committee need not otherwise be given to members of the Committee.

3.         Conduct of Meetings.  The provisions of these Bylaws with respect to the conduct of meetings of the Board shall govern the conduct of committee meetings.  Written minutes shall be kept of all committee meetings.

ARTICLE V
SHAREHOLDER MEETINGS

1.         Annual Meeting.

a)                  An Annual Meeting of Shareholders shall be held each year on such date and at such time as may be designated by resolution of the Board.

b)                  At an Annual Meeting of Shareholders, only such business shall be conducted as shall have been properly brought before the Annual Meeting.  To be properly brought before an Annual Meeting, business must be (i) specified in the notice of the Annual Meeting (or in any supplement or amendment thereto) given by or at the direction of the Board, (ii) brought before the Annual Meeting by or at the direction of the Board or by the Chairman, Chief Executive Officer or Lead Director, (iii) properly brought before the Annual Meeting by a Shareholder who is entitled to vote at the meeting and who complies with the notice procedures and other requirements set forth in this Article V, Section 1, or (iv) properly brought before the Annual Meeting by an Eligible Shareholder (as defined in Article V, Section 4 below) whose Shareholder Nominee (as defined in Article V, Section 4 below) is properly included in the Corporation’s proxy materials for the relevant Annual Meeting. For the avoidance of doubt, the foregoing clauses (iii) and (iv) shall be the exclusive means for a Shareholder to make Director nominations, and the foregoing clause (iii) shall be the exclusive means for a Shareholder to propose other business (other than a proposal included in the Corporation’s proxy materials pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (including any successor provision of law, the “Exchange Act”)), at an Annual Meeting of Shareholders.  For business to be properly brought before an Annual Meeting by a Shareholder (including the nomination of any person for election to the Board) pursuant to the foregoing clause (iii), the Shareholder must have given timely and proper written notice to the Secretary.

To be timely under this Article V, Section 1, the Shareholder’s written notice must be received by the close of business at the principal executive offices of the Corporation not less than 90 nor more than 120 days in advance of the date corresponding to the date of the last Annual Meeting of Shareholders; provided, however, that in the event the Annual Meeting to which the Shareholder’s written notice relates is to be held on a date that differs by more than 60 days from the date of the last Annual Meeting of Shareholders, or if no Annual Meeting was held in the preceding year, the Shareholder’s written notice to be timely must be so received not later than the close of business on the 10th day following the date on which public disclosure of the date of the Annual Meeting is first made or given to Shareholders.  As used in these Bylaws, (i) the “close of business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation on any calendar day and (ii) “public disclosure” shall include disclosure in a press release or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.  In no event shall any adjournment, recess or postponement of an Annual Meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of timely written notice for business to be properly brought before the Annual Meeting by a Shareholder as described in this Article V, Section 1.

To be proper under this Article V, Section 1, the Shareholder’s written notice must set forth as to each matter the Shareholder proposes to bring before the Annual Meeting (u) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (v) the text of the proposal or business to be brought before the Annual Meeting (including the text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (w) the name and address of the Shareholder as they appear on the Corporation’s books and the name and address of any of its Shareholder Associated Persons (as defined below), (x) the class and number of shares of the Corporation that are beneficially owned or held of record by the Shareholder or any of its Shareholder Associated Persons, and a description of any and all Disclosable Interests (as defined below) held by the Shareholder or any of its Shareholder Associated Persons or to which any of them is a party, (y) a description of all agreements, arrangements or understandings between or among (A) such Shareholder, (B) any Shareholder Associated Person, and/or (C) any other person or persons (naming such person or persons), in each case relating to the business to be brought before the Annual Meeting or pursuant to which such business is to be proposed by such Shareholder, and (z) any material interest of the Shareholder or any of its Shareholder Associated Persons in such business and such other information concerning the Shareholder, any of its Shareholder Associated Persons and such item of business as would be required under the rules of the SEC in a proxy statement soliciting proxies in support of the item of business proposed to be brought before the Annual Meeting; provided, however, that the disclosures required by this Section 1(b) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or similar nominee solely as a result of such entity being the Shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner or beneficial owners.

In addition, if the Shareholder’s written notice relates to the nomination at the Annual Meeting of any person for election to the Board, such notice to be proper must also set forth (A) the name, age, business address and residence address of each person to be so nominated, (B) the principal occupation or employment of each such person, (C) the number of shares of the Corporation beneficially owned or held of record by each such person, and a description of any and all Disclosable Interests held by each such person or to which each such person is a party, (D) a description of all agreements, arrangements or understandings (including compensation) between or among (i) such Shareholder, (ii) each nominee, (iii) any Shareholder Associated Person, and/or (iv) any other person or persons (naming such person or persons), in each case relating to the nomination or pursuant to which the nomination or nominations are to be made by such Shareholder and/or relating to the candidacy or service of the nominee as a Director of the Corporation, (E) such other information concerning each such person as would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such person as a Director, and must be accompanied by a consent, signed by each such person, to serve as a Director of the Corporation if elected, and (F) if any such nominee or the Shareholder nominating the nominee or any such Shareholder Associated Person expresses an intention or recommendation that the Corporation enter into a strategic transaction, any material interest in such transaction of each such proposed nominee, Shareholder or Shareholder Associated Person, including without limitation any equity interests or any Disclosable Interests held by each such nominee, Shareholder or Shareholder Associated Person in any other person the value of which interests could reasonably be expected to be materially affected by such transaction.  In addition, such notice must contain a written and signed representation and agreement of each such nominee, pursuant to which such nominee represents and agrees that such nominee (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a Director, will act or vote on any issue or question or that could reasonably be expected to limit or interfere with such nominee’s ability to comply with his or her fiduciary duties under applicable law that has not been disclosed to the Corporation, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a Director that has not been disclosed to the Corporation, and (C) if elected as a Director, will comply with all of the Corporation’s then existing corporate governance, conflict of interest, confidentiality and stock ownership and trading policies, codes and guidelines and any other Corporation policies, codes and guidelines applicable to Directors.  To be proper notice, the Shareholder’s notice must also include a written questionnaire completed by the proposed nominee with respect to the background and qualifications of such proposed nominee (which form of questionnaire shall be provided by the Secretary upon written request).

c)                  In addition, to be proper and timely written notice to the Secretary, a Shareholder providing notice of any business (including the nomination of any person for election to the Board) proposed to be made at an Annual Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article V, Section 1 shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof.  Such update and supplement (or, if applicable, written confirmation that the information provided in such notice is still true and correct as of the applicable date) shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).  A Shareholder, in his or her initial written notice of any business to the Secretary, shall confirm his or her intention to update and supplement such notice as required herein.

d)                 Nothing in these Bylaws shall be deemed to affect any rights of Shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.  Notwithstanding anything in these Bylaws to the contrary, except for proposals properly and timely made in accordance with Rule 14a-8 under the Exchange Act and included in the notice of Annual Meeting given by or at the direction of the Board, no business shall be conducted at an Annual Meeting except in accordance with the procedures set forth in this Article V, Section 1 and Article V, Section 4.

e)                  As used in this Article V, Section 1, “Shareholder Associated Person” shall mean (i) the beneficial owner or beneficial owners on whose behalf the written notice of business proposed to be brought before the Annual Meeting is made, if different from the Shareholder proposing such business and (ii) each “affiliate” or “associate” (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of each such Shareholder or beneficial owner.

f)                   As used in this Article V, Section 1, “Disclosable Interests” shall mean any agreement, arrangement or understanding (including but not limited to any derivatives, swaps, long or short positions, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that is held or has been entered into, directly or indirectly, by or on behalf of such Shareholder, the nominee proposed by such Shareholder, as applicable, or any such Shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, provide the opportunity to profit from share price changes to, or maintain, increase or decrease the voting power of, such Shareholder, proposed nominee, as applicable, or any such Shareholder Associated Person, with respect to shares of stock of the Corporation; provided, however, that Disclosable Interests shall not include any such disclosures with respect to any broker, dealer, commercial bank, trust company or similar nominee solely as a result of such entity being the Shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner or beneficial owners.

g)                  For purposes of this Article V, to be considered a “qualified representative” of the Shareholder, a person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the applicable Annual Meeting or Special Meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the applicable Annual Meeting or Special Meeting.

2.         Special Meetings.  Special Meetings of the Shareholders for any purpose whatsoever may be called at any time (i) by the Chairman, the Chief Executive Officer, the President or the Board, or (ii) by one or more Shareholders holding not less than onetenth of the voting power of the Corporation.  The person or persons calling any such meeting shall concurrently specify (x) the purpose of such Special Meeting, (y) the business proposed to be transacted at such Special Meeting and the reasons for conducting such business at the meeting, and (z) the text of the proposal or business to be brought before the Special Meeting (including the text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment).  In connection with any Special Meeting called in accordance with the provisions of this Article V, Section 2, upon request in writing sent pursuant to Section 601(c) of the General Corporation Law (or any successor provision) by the person or persons calling such meeting (to be in proper form, such request, if sent by a Shareholder or Shareholders, shall include the information required by Article V, Sections 1(b) and 1(c) of these Bylaws), it shall be the duty of the Secretary, subject to the immediately succeeding sentence, to cause notice of such meeting to be given in accordance with Article V, Section 6 of these Bylaws as promptly as reasonably practicable and, in connection therewith, to establish the place and, subject to Section 601(c) of the General Corporation Law (or any successor provision), the date and hour of such meeting.  Within five business days after receiving such a request from a Shareholder or Shareholders of the Corporation, the Board shall determine whether such Shareholder or Shareholders have properly satisfied the requirements for calling a Special Meeting of the Shareholders in accordance with the provisions of this Article V, Section 2 and shall notify the requesting party or parties of its finding.  In the event a Special Meeting is called pursuant to clause (i) of this Article V, Section 2 for the purpose of electing one or more Directors, any Shareholder entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, only if the Shareholder has given timely and proper written notice to the Secretary.  To be timely under this Article V, Section 2, the Shareholder’s written notice must be received by the close of business at the principal executive offices of the Corporation not more than 120 days in advance of the date of such Special Meeting and not less than the later of 90 days prior to the date of such Special Meeting or the 10th day following the date on which public disclosure of the date of the Special Meeting and of the nominees proposed by the Board to be elected at such meeting is first made or given to Shareholders.  To be proper, the notice shall include the information required by Article V, Sections 1(b) and 1(c) of these Bylaws.  In no event shall any adjournment, recess or postponement of a Special Meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of timely written notice for business to be properly brought before the Special Meeting by a Shareholder as described in this Article V, Section 2.

3.         Determination of Proper Business.  Each of the Board, the Chairman of the Board, Lead Director and the presiding officer of any Annual or Special Meeting shall have the power to determine whether business was properly and timely proposed in accordance with the provisions of this Article V, and if any of them should determine that such business is not in compliance with this Article V, the presiding officer of the Annual or Special Meeting shall have the authority to declare at the meeting that any such business was not properly and timely brought before the meeting and shall not be transacted.  Notwithstanding the foregoing provisions of this Article V, unless otherwise required by law, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the Annual or Special Meeting to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

4.         Proxy Access for Director Nominations.

a)                  Subject to the terms and conditions of these Bylaws, in connection with an Annual Meeting of Shareholders at which Directors are to be elected, the Corporation will include in its proxy statement and on its form of proxy the name of a nominee for election to the Board submitted pursuant to this Article V, Section 4 (a “Shareholder Nominee”), and will include in its proxy statement the “Required Information” (as defined below), if:

i)          the Shareholder Nominee satisfies the eligibility requirements in this Article V, Section 4,

ii)         the Shareholder Nominee is identified in a timely notice (the “Shareholder Notice”) that satisfies this Article V, Section 4 and is delivered by a Shareholder that qualifies as, or is acting on behalf of, an Eligible Shareholder (as defined below),

iii)        the Eligible Shareholder expressly elects at the time of the delivery of the Shareholder Notice to have the Shareholder Nominee included in the Corporation’s proxy materials, and

iv)        the additional requirements of these Bylaws are met.

b)                  To qualify as an “Eligible Shareholder,” a Shareholder or a group as described in this Article V, Section 4(b) must:

i)          Own and have Owned (as defined below), continuously for at least three years as of the date of the Shareholder Notice, a number of shares that represents at least three percent of the outstanding shares of the Corporation that are entitled to vote in the election of Directors as of the date of the Shareholder Notice (the “Required Shares”), and

ii)         thereafter continue to Own the Required Shares through such Annual Meeting of Shareholders.

            For purposes of satisfying the ownership requirements of this Article V, Section 4(b), a group of no more than 20 Shareholders and/or beneficial owners may aggregate the number of shares of the Corporation that each group member has Owned continuously for at least three years as of the date of the Shareholder Notice.   No shares may be attributed to more than one Eligible Shareholder, and no Shareholder or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as more than one Eligible Shareholder under this Article V, Section 4.  A group of any two or more (A) funds that are under common management and investment control or (B) publicly offered funds that are part of the same family of funds (whether organized in the U.S. or outside the U.S.) that hold themselves out to investors as related companies for purposes of investment and investor services, shall be treated as one Shareholder or beneficial owner.  Whenever an Eligible Shareholder consists of a group of Shareholders and/or beneficial owners, any and all requirements and obligations for an Eligible Shareholder set forth in this Article V, Section 4 must be satisfied by and as to each such Shareholder or beneficial owner, except that shares may be aggregated as specified in this Article V, Section 4(b) and except as otherwise provided in this Article V, Section 4.  The term “affiliate” or “affiliates” shall have the meanings set forth in Article V, Section 1(e).

c)                  For purposes of this Article V, Section 4:

i)          A Shareholder or beneficial owner shall be deemed to “Own” only those outstanding shares of stock as to which such person possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) sold by such person or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of stock, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such person’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or its affiliate.  The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a Shareholder or beneficial owner, shall have correlative meanings.

ii)         A Shareholder or beneficial owner shall “Own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of Directors and the right to direct the disposition thereof and possesses the full economic interest in the shares.  The person’s Ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person.

iii)        A Shareholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned such shares provided that (A) the person both has the power to recall such loaned shares on five business days’ notice and recalls the loaned shares within five business days of being notified that its Shareholder Nominee will be included in the Corporation’s proxy materials for the relevant Annual Meeting, and (B) the person holds the recalled shares through such Annual Meeting.

d)                 For purposes of this Article V, Section 4, the “Required Information” that the Corporation will include in its proxy statement is:

i)          the information set forth in the Schedule 14N provided with the Shareholder Notice concerning each Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder, and

ii)         if the Eligible Shareholder so elects, a written statement of the Eligible Shareholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of each Shareholder Nominee, which must be provided at the same time as the Shareholder Notice for inclusion in the Corporation’s proxy statement for the Annual Meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Article V, Section 4, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes (i) is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading), (ii) would, directly or indirectly, impugn the character, integrity or personal reputation of, or make charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person, or (iii) would violate any applicable law, rule, regulation or listing standard.   Nothing in this Article V, Section 4 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Shareholder or Shareholder Nominee.

e)                  The Shareholder Notice shall set forth all information, representations and agreements required under Article V, Section 1(b) above (and for such purposes, references in Article V, Section 1(b) to any “Shareholder Associated Person” shall be deemed to refer to “Eligible Shareholder” and each affiliate or associate thereof), and in addition such Shareholder Notice shall include:

i)          a copy of the Schedule 14N that has been or concurrently is filed with the SEC under the Exchange Act,

ii)         the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if such relationship existed on the date of submission of the Schedule 14N,

iii)        a statement of the Eligible Shareholder (and in the case of a group, the written agreement of each Shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder), which statement(s) shall also be included in the Schedule 14N filed with the SEC: (A) setting forth and certifying to the number of shares of the Corporation that the Eligible Shareholder Owns and has Owned (as defined in Article V, Section 4(c) of these Bylaws) continuously for at least three years as of the day immediately prior to the date of the Shareholder Notice and (B) agreeing to continue to Own such shares through the Annual Meeting,

iv)        the written agreement of the Eligible Shareholder (and in the case of a group, the written agreement of each Shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder) addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:

A)        it will provide (1) the information required under Article V, Section 1(b) through and as of the tenth business day immediately preceding the Annual Meeting and as of the record date, (2) written statements from the record holder and intermediaries as required under Article V, Section 4(g) verifying the Eligible Shareholder’s continuous Ownership of the Required Shares, through and as of the tenth business day immediately preceding the Annual Meeting and as of the record date, and (3) immediate notice to the Corporation if the Eligible Shareholder ceases to own any of the Required Shares prior to the Annual Meeting of Shareholders,

B)        it (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have any such intent,  (2) has not nominated and will not nominate for election to the Board at the Annual Meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Article V, Section 4, (3) has not engaged and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a Director at the Annual Meeting other than its Shareholder Nominee or a nominee of the Board, and (4) will not distribute to any Shareholder any form of proxy for the Annual Meeting other than the form distributed by the Corporation, and

C)        it will (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the Shareholders of the Corporation or out of the information that the Eligible Shareholder provided to the Corporation, (2) indemnify and hold harmless the Corporation and each of its Directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Article V, Section 4, (3) comply with all laws, rules, regulations and listing standards applicable to any solicitation in connection with the Annual Meeting, (4) file all materials described below in Article V, Section 4(g)(iii) with the SEC, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A, and (5) promptly provide to the Corporation such other information as the Corporation may reasonably request, promptly upon, but in any event within five business days after, such request, and

v)         in the case of a nomination by a group, the binding and conclusive designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination.  Any action or statement by the authorized group member with respect to the nomination and all matters related thereto, including withdrawal of the nomination, shall be valid, conclusive and binding on all members of the group and the Corporation shall be entitled to rely on such statement or action without any duty to verify its authenticity or whether the authorized group member had the authority to so act or state.

f)                   To be timely under this Article V, Section 4, the Shareholder Notice must be delivered by a Shareholder to the Secretary at the principal executive offices of the Corporation by the close of business not less than 120 days nor more than 150 days prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) the definitive proxy statement was first sent to Shareholders in connection with the preceding year’s Annual Meeting of Shareholders;  provided, however, that in the event the Annual Meeting is more than 60 days before or after the anniversary of the preceding year’s meeting, or if no Annual Meeting was held in the preceding year, to be timely, the Shareholder Notice must be so delivered by the close of business not more than 150 days prior to such Annual Meeting and not less than the later of 120 days prior to such Annual Meeting or the 10th day following the day on which public disclosure (as defined in Article V, Section 1(b) above) of the date of such meeting is first made or given to Shareholders.  The Shareholder Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Article V, Section 4 (other than such information and documents contemplated to be provided after the date the Shareholder Notice is provided) have been delivered to the Secretary.  In no event shall any adjournment, recess or postponement of an Annual Meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of a timely Shareholder Notice as described above.

g)                  An Eligible Shareholder must:

i)          simultaneously with its delivery of the Shareholder Notice, provide to the Corporation one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Shareholder Owns, and has Owned continuously in compliance with this Article V, Section 4,

ii)         include in the Schedule 14N filed with the SEC a statement by the Eligible Shareholder (and in the case of a group, by each Shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder) certifying (A) the number of shares of the Corporation that it Owns and has Owned continuously for at least three years as of the day immediately preceding the date of the Shareholder Notice, and (B) that it Owns and has Owned such shares within the meaning of Article V, Section 4(c),

iii)        file with the SEC any solicitation or other communication by or on behalf of the Eligible Shareholder relating to the Corporation’s Annual Meeting of Shareholders, one or more of the Corporation’s Directors or Director nominees or any Shareholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A, and

iv)        in the case of any group, within five business days after the date of the Shareholder Notice, provide to the Corporation documentation reasonably satisfactory to the Corporation demonstrating that the number of Shareholders and/or beneficial owners within such group does not exceed 20, including whether a group of funds qualifies as one Shareholder or beneficial owner within the meaning of Article V, Section 4(b).

The information provided pursuant to this Article V, Section 4(g) shall be deemed part of the Shareholder Notice for purposes of this Article V, Section 4.

h)                  Within the time period for delivery of the Shareholder Notice, a written representation and agreement of each Shareholder Nominee shall be delivered to the Secretary at the principal executive offices of the Corporation, which shall be signed by each Shareholder Nominee and shall represent and agree that such Shareholder Nominee:

i)          consents to being named in the Corporation's proxy statement and form of proxy as a nominee and to serving as a Director if elected;

ii)         is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a Director, will act or vote on any issue or question or that could reasonably be expected to limit or interfere with the Shareholder Nominee’s ability to comply with his or her fiduciary duties under applicable law that has not been disclosed to the Corporation,

iii)        is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a Director that has not been disclosed to the Corporation, and

iv)        if elected as a Director, will comply with all of the Corporation’s then existing corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies, codes and guidelines, and any other Corporation policies, codes and guidelines applicable to Directors.

To be proper, the Shareholder Notice must also include a written questionnaire completed by the Shareholder Nominee with respect to the background and qualifications of the Shareholder Nominee (which form of questionnaire shall be provided by the Secretary upon written request).   The Shareholder Nominee must provide to the Corporation such other information as the Corporation may reasonably request promptly upon, but in any event within five business days after, such request.  The Corporation may request such additional information as necessary to permit the Board to determine if each Shareholder Nominee satisfies the requirements of this Article V, Section 4.

i)                    In the event that any information or communications provided by the Eligible Shareholder or any Shareholder Nominee to the Corporation or its Shareholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly (and in any event within 48 hours) notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Shareholder Nominee from its proxy materials as provided in this Article V, Section 4.

j)                    Notwithstanding anything to the contrary contained in this Article V, Section 4, the Corporation may (i) omit from its proxy materials any Shareholder Nominee and (ii) otherwise communicate to its Shareholders, including, without limitation, by amending or supplementing its proxy materials, that the Shareholder Nominee will not be included as a Shareholder Nominee in the proxy materials, and such nomination shall be disregarded and no vote on such Shareholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

i)          the Eligible Shareholder or Shareholder Nominee breaches any of its respective agreements, representations, or warranties set forth in the Shareholder Notice (or otherwise submitted pursuant to this Article V, Section 4), any of the information in the Shareholder Notice (or otherwise submitted pursuant to this Article V, Section 4) was not, when provided, true, correct and complete, or the requirements of this Article V, Section 4 have otherwise not been met,

ii)         the Shareholder Nominee (A) is not independent under any applicable listing standards, any applicable rules of the SEC, and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s Directors, (B) fails to meet the qualifications applicable to the Corporation’s Directors contained in either of the Corporation’s Corporate Governance Guidelines (as amended from time to time) or Code of Business Conduct and Ethics for Board of Directors and Senior Officers (as amended from time to time), (C) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended (or any successor provision), (D) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past 10 years or (E) is subject to any order of the type specified in Rule 506(d) of Regulation D (or any successor rule) promulgated under the Securities Act of 1933, as amended,

iii)        the Corporation has received a notice (whether or not subsequently withdrawn) that a Shareholder intends to nominate any candidate for election to the Board pursuant to the advance notice requirements for Shareholder nominees for Director in Article V, Section 1(b),

iv)        the election of the Shareholder Nominee to the Board would cause the Corporation or the Shareholder Nominee to violate the Articles of Incorporation of the Corporation, these Bylaws, any applicable law, rule, regulation or listing standard, or

(v)        the Eligible Shareholder or applicable Shareholder Nominee fails to comply with its obligations pursuant to these Bylaws, including but not limited to its obligations under this Article V, Section 4.

k)                  The maximum number of Shareholder Nominees submitted by all Eligible Shareholders that may be included in the Corporation’s proxy materials pursuant to this Article V, Section 4, shall not exceed the greater of (i) two or (ii) 20% of the number of Directors in office as of the last day on which a Shareholder Notice may be delivered pursuant to this Article V, Section 4 with respect to the Annual Meeting, or if such amount is not a whole number, the closest whole number (rounding down) below 20% (such resulting number, the “Permitted Number”);  provided that the Permitted Number shall be reduced by (i) any Shareholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Article V, Section 4 but who the Board decides to nominate as a Board nominee and (ii) any nominees who were previously elected to the Board as Shareholder Nominees at any of the preceding two Annual Meetings and who are nominated for election at such Annual Meeting by the Board as a Board nominee.  In the event that one or more vacancies for any reason occurs after the date of the Shareholder Notice but before the Annual Meeting and the Board resolves to reduce the authorized number of Directors in connection therewith, the Permitted Number shall be calculated based on the number of Directors in office as so reduced.  In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Article V, Section 4 exceeds the Permitted Number, the Corporation shall determine which Shareholder Nominees shall be included in the Corporation’s proxy materials in accordance with the following provisions:  each Eligible Shareholder will select one Shareholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Shareholder disclosed as Owned in its respective Shareholder Notice submitted to the Corporation.  If the Permitted Number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.   Following such determination, if any Shareholder Nominee who satisfies the eligibility requirements in this Article V, Section 4 thereafter is nominated by the Board, thereafter is not included in the Corporation’s proxy materials or thereafter is not submitted for Director election for any reason (including the Eligible Shareholder’s or Shareholder Nominee’s failure to comply with this Article V, Section 4), no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for Director election in substitution thereof.

l)                    Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular Annual Meeting of Shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the Annual Meeting for any reason, including for the failure to comply with any provision of these Bylaws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Shareholder Notice) or (ii) does not receive a number of votes cast in favor of his or her election at least equal to 25% of the shares present in person or represented by proxy and entitled to vote in the election of Directors, will be ineligible to be a Shareholder Nominee pursuant to this Article V, Section 4 for the next two Annual Meetings.

m)                The Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Article V, Section 4 and to make any and all determinations necessary or advisable to apply this Article V, Section 4 to any persons, facts or circumstances, including the power to determine (i) whether one or more Shareholders or beneficial owners qualifies as an Eligible Shareholder, (ii) whether a Shareholder Notice complies with this Article V, Section 4 and has otherwise met the requirements of this Article V, Section 4, (iii) whether a Shareholder Nominee satisfies the qualifications and requirements in this Article V, Section 4, and (iv) whether any and all requirements of this Article V, Section 4 have been satisfied.  Any such interpretation or determination adopted in good faith by the Board (or any other person or body authorized by the Board) shall be binding on all persons, including the Corporation and its Shareholders (including any beneficial owners).  For purposes of applying the requirements of this Article V, Section 4 (including Article V, Section 4(a)(ii)), the number of Required Shares required to be Owned by any person or persons during any time period shall be adjusted, in the manner determined by the Board (or any authorized committee thereof) or by the Chief Financial Officer, to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of stock.  Notwithstanding the foregoing provisions of this Article V, Section 4, unless otherwise required by law or otherwise determined by the presiding officer of the meeting, if the Shareholder (or a qualified representative of the Shareholder, as defined in Article V, Section 1(g)) does not appear at the Annual Meeting of Shareholders of the Corporation to present its Shareholder Nominee or Shareholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Shareholder Nominee or Shareholder Nominees may have been received by the Corporation.  This Article V, Section 4 shall be the exclusive method for Shareholders to include nominees for Director election in the Corporation’s proxy materials.

5.         Place of Meetings.  All meetings of the Shareholders shall be held at the principal office of the Corporation in San Diego, California, or at such other locations as may be designated by the Board.

6.         Notice of Meetings.  Written notice shall be given to each Shareholder entitled to vote of the date, time, place and general purpose of each meeting of Shareholders.  Notice may be given personally, or by mail, or by telegram, or by electronic transmission as set forth in the California Corporations Code, charges prepaid, to the Shareholder’s physical or electronic address appearing on the books of the Corporation or given by the Shareholder to the Corporation for the purpose of notice.  If a Shareholder supplies no address to the Corporation, notice shall be deemed to be given if mailed to the place where the principal office of the Corporation is situated, or published at least once in some newspaper of general circulation in the county of said principal office.  Notice of any meeting shall be sent to each Shareholder entitled thereto not less than 10 nor more than 60 days before such meeting.

7.         Record Dates; Voting.  The Board may fix a time in the future not less than 10 nor more than 60 days preceding the date of any meeting of Shareholders, or not more than 60 days preceding the date fixed for the payment of any dividend or distribution, or for the allotment of rights, or when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the Shareholders entitled to notice of and to vote at any such meeting or entitled to receive any such dividend or distribution, or any such allotment of rights, or to exercise the rights in respect to any such change, conversion, or exchange of shares.  In such case, only Shareholders of record at the close of business on the date so fixed shall be entitled to notice of and to vote at such meeting or to receive such dividend, distribution or an allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after any record date fixed as aforesaid, except as otherwise provided by the Articles of Incorporation or the General Corporation Law.

8.         Quorum.  At any Shareholders’ meeting a majority of the shares entitled to vote must be represented in order to constitute a quorum for the transaction of business, but a majority of the shares present, or represented by proxy, though less than a quorum, may adjourn the meeting to some other date, and from day to day or from time to time thereafter until a quorum is present.

9.         Confidential Voting.  Each Shareholder of the Corporation shall be entitled to elect voting confidentiality as provided in this Section on all matters submitted to Shareholders by the Board and each form of proxy, consent, ballot or other written voting instruction distributed to the Shareholders shall include a check box or other appropriate mechanism by which Shareholders who desire to do so may so elect voting confidentiality.  All inspectors of election, vote tabulators and other persons appointed or engaged by or on behalf of the Corporation to process voting instructions (none of whom shall be a Director or officer of the Corporation or any of its affiliates) shall be advised of and instructed to comply with this Section and, except as required or permitted hereby, not at any time to disclose to any person (except to other persons engaged in processing voting instructions), the identity and individual vote of any Shareholder electing voting confidentiality; provided, however, that voting confidentiality shall not apply and the name and individual vote of any Shareholder may be disclosed to the Corporation or to any person (i) to the extent that such disclosure is required by applicable law or is appropriate to assert or defend any claim relating to voting or (ii) with respect to any matter for which votes of Shareholders are solicited in opposition to any of the nominees or the recommendations of the Board, including the election of persons nominated as a candidate for election as a Director under Article V, Section 1 and the election of Shareholder Nominees nominated pursuant to Article V, Section 4, unless the persons engaged in such opposition solicitation provide Shareholders of the Corporation with voting confidentiality (which, if not otherwise provided, will be requested by the Corporation) comparable in the opinion of the Corporation to the voting confidentiality provided by this Section.

10.       Conduct of Meeting.  The Chairman, or if the Chairman is unavailable, the President, or if the Chairman and the President are unavailable, such other officer of the Corporation designated by the Board, will call meetings of the Shareholders to order and will act as presiding officer thereof.  Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the Shareholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including without limitation by (i) imposing restrictions on the persons (other than Shareholders of the Corporation or their duly appointed proxies) who may attend any such Shareholders’ meeting, (ii) ascertaining whether any Shareholder or his or her proxy may be excluded from any meeting of the Shareholders based upon any determination by the presiding officer, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, and (iii) determining the circumstances in which any person may make a statement or ask questions at any meeting of the Shareholders.

ARTICLE VI
CERTIFICATES FOR SHARES

1.         Form.  Certificates for shares of the Corporation shall state the name of the registered holder of the shares represented thereby, and shall be signed by the Chairman, the Chief Executive Officer, the President or a Vice President, and by the Secretary or an Assistant Secretary.  Any such signature may be by facsimile thereof.

2.         Surrender.  Upon a surrender to the Secretary, or to a transfer agent or transfer clerk of the Corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the party entitled thereto, cancel the old certificate and record the transaction upon its books.

3.         Right of Transfer.  When a transfer of shares on the books is requested and there is a reasonable doubt as to the rights of the persons seeking such transfer, the Corporation, or its transfer agent or transfer clerk, before entering the transfer of the shares on its books or issuing any certificate therefor, may require from such person reasonable proof of his or her rights, and if there remains a reasonable doubt in respect thereto, may refuse a transfer unless such person shall give adequate security or a bond of indemnity executed by a corporate surety, or by two individual sureties, satisfactory to the Corporation as to form, amount and responsibility of sureties.

4.         Conflicting Claims.  The Corporation shall be entitled to treat the holder of record of any shares as the holder in fact thereof and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by applicable law.

5.         Loss, Theft and Destruction.  In the case of the alleged loss, theft or destruction of any certificate for shares, another may be issued in its place as follows: (a) the owner of the lost, stolen or destroyed certificate shall file with the transfer agent of the Corporation a duly executed Affidavit of Loss and Indemnity Agreement and Certificate of Coverage, accompanied by a check representing the cost of the bond as outlined in any blanket lost securities and administration bond previously approved by the Directors of the Corporation and executed by a surety company satisfactory to them, which bond shall indemnify the Corporation, its transfer agents and registrars; or (b) the Board may, in its discretion, authorize the issuance of a new certificate to replace a lost, stolen or destroyed certificate on such other terms and conditions as it may determine to be reasonable.

ARTICLE VII
INDEMNIFICATION

1.         Definitions.  For the purposes of this Article, “agent of the Corporation” means any person (other than a Director or Officer of the Corporation) who (i) is or was an agent or employee of the Corporation, or (ii) is or was serving at the request of the Corporation as an agent or employee of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (iii) was an agent or employee of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation or (iv) is or was an agent or employee of the Corporation or any of its subsidiaries and is or was serving at the request of the Corporation or any of its subsidiaries as a fiduciary or administrator of any employee benefit plan sponsored by the Corporation or any of its subsidiaries; “Director or Officer of the Corporation” means any person who (i) is or was a Director or officer of the Corporation, or (ii) is or was serving at the request of the Corporation as a Director or officer of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (iii) is or was a Director or officer of the Corporation and is or was serving at the request of the Corporation as a Director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (iv) was a Director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation or (v) is or was a Director or officer of the Corporation or any of its subsidiaries and is or was serving at the request of the Corporation or any of its subsidiaries as a fiduciary or administrator of any employee benefit plan sponsored by the Corporation or any of its subsidiaries; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, or investigative; and "expenses" includes, without limitation, attorneys' fees and any expenses of establishing a right to indemnification under Sections 4 or 5(d) of this Article.

2.         Indemnification for Third Party Actions.  The Corporation shall indemnify any person who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was a Director or Officer of the Corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful.  The Corporation shall have, in its discretion, the power to indemnify any person who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful.  The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the Corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

3.         Indemnification for Derivative Actions.  The Corporation shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a Director or Officer of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, as well as, to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such action (whether or not any such item is deemed to be an expense) if such person acted in good faith and in a manner such person believed to be in the best interests of the Corporation and its Shareholders.  The Corporation shall have, in its discretion, the power to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an agent of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, as well as, to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such action (whether or not any such item is deemed to be an expense) if such person acted in good faith and in a manner such person believed to be in the best interests of the Corporation and its Shareholders.  No indemnification shall be made under this Section: (a) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation in the performance of such person's duty to the Corporation and its Shareholders, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (b) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (c) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

4.         Successful Defense.  Notwithstanding any other provision of this Article, to the extent that a Director or Officer of the Corporation has been successful on the merits or otherwise (including the dismissal of an action without prejudice or the settlement of a proceeding or action without admission of liability) in defense of any proceeding referred to in Sections 2 or 3 of this Article, or in defense of any claim, issue or matter therein, the Director or Officer of the Corporation shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the Director or Officer in connection therewith.

5.         Indemnification Determination.  Except as provided in Section 4, any indemnification under Section 3 of this Article shall be made by the Corporation only if authorized in the specific case, upon a determination that indemnification of the Director or Officer of the Corporation or agent of the Corporation is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 3, by (a) a majority vote of a quorum consisting of Directors who are not parties to such proceeding; (b) if such a quorum of Directors is not obtainable, by independent legal counsel in a written opinion; (c) approval by the affirmative vote of a majority of the shares of this Corporation represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) or by the written consent of holders of a majority of the outstanding shares which would be entitled to vote at such meeting and, for such purpose, the shares owned by the person to be indemnified shall not be considered outstanding or entitled to vote; or (d) the court in which such proceeding is or was pending, upon application made by the Corporation, such Director or Officer or agent, or the attorney or other person rendering services in connection with the defense, whether or not such application by said Director or Officer or agent, attorney or other person is opposed by the Corporation.

6.         Advancement of Expenses.  Expenses incurred by a Director or Officer of the Corporation in defending any proceeding shall be advanced by the Corporation (and if otherwise authorized by the Board, expenses incurred by an agent of the Corporation in defending any proceeding may be advanced by the Corporation) prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Director or Officer of the Corporation or agent of the Corporation to repay such amount if it shall be determined ultimately that such person is not entitled to be indemnified as authorized in this Article.

7.         Restriction on Indemnification.  No indemnification or advance shall be made under this Article, except as provided in Sections 4, 5(d) and 6 hereof, in any circumstance where it appears that it would be inconsistent with (a) a provision of the Articles of Incorporation of the Corporation, its bylaws, a resolution of the Shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid which prohibits or otherwise limits indemnification; or (b) any condition expressly imposed by a court in approving a settlement.

8.         NonExclusive.  The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of Shareholders or disinterested Directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.  The rights to indemnification under this Article shall continue as to a person who has ceased to be a Director or Officer of the Corporation or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of the person.

9.         Expenses as a Witness.  To the extent that any Director or Officer of the Corporation (or, to the extent authorized by the Board, any agent of the Corporation) is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

10.       Insurance.  The Corporation may purchase and maintain directors and officers liability insurance and other liability insurance, at its expense, to protect itself and any Director or Officer of the Corporation or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against or incurred by the person in such capacity or arising out of the Director’s or Officer’s or agent’s status as such, whether or not the Corporation would have the power to indemnify the Director, Officer or agent against such expense, liability or loss under the provisions of this Article or under the General Corporation Law.

11.       Separability.  Each and every paragraph, sentence, term and provision of this Article is separate and distinct so that if any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other paragraph, sentence, term or provision hereof.  To the extent required, any paragraph, sentence, term or provision of this Article may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article and any agreement between the Corporation and claimant, the broadest possible indemnification permitted under applicable law.  If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless have the power to indemnify each Director or Officer of the Corporation, or agent of the Corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such action (whether or not any such item is deemed to be an expense) with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and including an action or suit brought by or in the right of the Corporation, to the fullest extent permissible by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation.

12.       Agreements.  Upon, and in the event of, a determination of the Board to do so, the Corporation is authorized to enter into indemnification agreements with any or all of the Directors or Officers of the Corporation or agents of the Corporation providing for indemnification to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation.

13.       Retroactive Appeal.  In the event this Article is repealed or modified so as to reduce the protection afforded herein, the indemnification provided by this Article shall remain in full force and effect with respect to any act or omission occurring prior to such repeal or modification.  The rights of each Director or Officer of the Corporation to indemnification and advancement of expenses in this Article shall be deemed to be contractual rights.

ARTICLE VIII
OBLIGATIONS

All obligations of the Corporation, including promissory notes, checks, drafts, bills of exchange, and contracts of every kind, and evidences of indebtedness issued in the name of, or payable to, or executed on behalf of the Corporation, shall be signed or endorsed by such officer or officers, or agent or agents, of the Corporation and in such manner as, from time to time, shall be determined by the Board.

ARTICLE IX
CORPORATE SEAL

The corporate seal shall set forth the name of the Corporation, state, and date of incorporation.

ARTICLE X
AMENDMENTS

These Bylaws may be amended or repealed as set forth in the Articles of Incorporation.

ARTICLE XI
AVAILABILITY OF BYLAWS

A current copy of these Bylaws shall be mailed or otherwise furnished to any Shareholder of record within five days after receipt of a request therefor.

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